June 8, 2004

Avnet, Inc. Announces New $350 Million Credit Facility

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced that it has entered into a $350 million credit facility. The new facility is an unsecured, three-year revolving credit facility with a syndicate of banks.

Banc of America Securities LLC acted as Joint Lead Arranger, Sole Book Manager and Administrative Agent, ABN AMRO Incorporated acted as Joint Lead Arranger, and Credit Suisse First Boston, The Bank of Nova Scotia and BNP Paribas acted as Co-Documentation Agents. A total of 13 lenders participate in the facility.

“We appreciate the continued commitment from our long-term banking partners and are pleased to welcome new lenders into our bank group,” stated Raymond Sadowski, Avnet’s chief financial officer. “There was significant demand for participation in the facility and this strong sponsorship demonstrates confidence by the financial community in Avnet’s future and its solid financial condition.”

Mr. Sadowski continued, “This new credit facility, the recent 2% Convertible Senior Debentures offering and the debt reductions accomplished over the last several years have significantly improved the Company’s balance sheet and strengthened its liquidity. Avnet is well positioned for growth during the current industry up-cycle.”

Additional Information

Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premiere market position, Avnet brings a breadth and depth of capabilities which help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $9B of revenue in fiscal 2003 (year ended June 27, 2003) with sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Vince Keenan
Vice President & Director, Investor Relations
investorrelations@avnet.com
480-643-7053

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